UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material under § 240.14a-12

Sotherly Hotels Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOTHERLY HOTELS INC.

April 7, 2014

Dear Stockholder:

On behalf of the board of directors and management of Sotherly Hotels Inc. (formerly MHI Hospitality Corporation) (the “Company” or “Sotherly”), I cordially invite you to attend the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Kimball Theatre, 424 W. Duke of Gloucester Street, Williamsburg, Virginia 23185, on Tuesday, April 22, 2014 at 9:00 a.m., local time. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of the Company, as well as a representative of PBMares, LLP, certified public accountants, and a representative of Grant Thornton LLP, certified public accountants, are expected to be present to respond to any appropriate questions that you may have.

You will be asked to: (i) elect seven (7) Company directors; (ii) ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and (iii) hold an advisory vote to approve executive compensation (“Say-on-Pay”). The board of directors has approved each of these proposals and its unanimous recommendations related to each are contained in the accompanying materials.

Your vote is important. Regardless of the number of shares you own and regardless of whether you plan to attend the Annual Meeting, I encourage you to read the enclosed proxy statement carefully and sign and return your enclosed proxy card, or follow the instructions to vote by internet or telephone, as promptly as possible because a failure to do so could cause a delay in the Annual Meeting and additional expense to the Company. A postage-paid return envelope is provided for your convenience. This will not prevent you from voting in person, but it will assure that your vote will be counted if you are unable to attend the Annual Meeting. If you do decide to attend the Annual Meeting and feel for whatever reason that you want to change your vote at that time, you will be able to do so. If you are planning to attend the Annual Meeting, please let us know by marking the appropriate box on the proxy card.

Sincerely yours,

Andrew M. Sims
Chairman and Chief Executive Officer

410 West Francis Street, Williamsburg, Virginia 23185

SOTHERLY HOTELS INC.

410 WEST FRANCIS STREET

WILLIAMSBURG, VIRGINIA 23185

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 22, 2014

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Sotherly Hotels Inc. (formerly MHI Hospitality Corporation) (the “Company” or “Sotherly”), will be held at the Kimball Theatre, 424 W. Duke of Gloucester Street, Williamsburg, Virginia 23185, on Tuesday, April 22, 2014 at 9:00 a.m., local time, for the following purposes:

1.	To elect seven (7) directors to the board of directors of the Company;

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	To hold an advisory vote to approve executive compensation (“Say-on-Pay”); and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

The board of directors is not aware of any other business to come before the Annual Meeting. Stockholders of record at the close of business on February 28, 2014 are the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. To obtain directions to attend the Annual Meeting and vote in person, please call Investor Relations at (757) 229-5648.

A copy of the Company’s 2013 Annual Report to Stockholders is enclosed.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WE ENCOURAGE YOU TO VOTE BY PROXY SO THAT YOUR SHARES WILL BE REPRESENTED AND VOTED AT THE ANNUAL MEETING EVEN IF YOU CANNOT ATTEND. ALL STOCKHOLDERS OF RECORD CAN VOTE BY WRITTEN PROXY CARD, BY TELEPHONE AT 1-800-690-6903, OR OVER THE INTERNET AT WWW.PROXYVOTE.COM. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE IN PERSON AT THE ANNUAL MEETING. PURSUANT TO A NEW YORK STOCK EXCHANGE (“NYSE”) RULE APPLICABLE TO NYSE-MEMBER BROKERS, IF YOUR SHARES ARE HELD BY YOUR BROKER AND YOU DO NOT GIVE YOUR BROKER VOTING INSTRUCTIONS, YOUR SHARES WILL NOT BE VOTED IN CONNECTION WITH MATTERS DEEMED BY THE NYSE TO BE “DISCRETIONARY.” SUCH MATTERS INCLUDE, BUT ARE NOT LIMITED TO, THE ELECTION OF DIRECTORS AND MATTERS RELATING TO EXECUTIVE COMPENSATION.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Anthony E. Domalski
ANTHONY E. DOMALSKI
CORPORATE SECRETARY

Williamsburg, Virginia

April 7, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 22, 2014

The proxy statement and annual report to security holders are available on our website at www.sotherlyhotels.com.

IMPORTANT: PLEASE READ THE PROXY STATEMENT AND THEN PROMPTLY INDICATE YOUR VOTING INSTRUCTIONS: (1) BY TELEPHONE BY CALLING 1-800-690-6903; (2) OVER THE INTERNET AT WWW.PROXYVOTE.COM; OR (3) BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE.

PROXY STATEMENT

OF

SOTHERLY HOTELS INC.

410 WEST FRANCIS STREET

WILLIAMSBURG, VIRGINIA 23185

ANNUAL MEETING OF STOCKHOLDERS

APRIL 22, 2014

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors (the “board”) of Sotherly Hotels Inc. (formerly MHI Hospitality Corporation) (the “Company” or “Sotherly”) to be used at the 2014 Annual Meeting of Stockholders which will be held at the Kimball Theatre, 424 W. Duke of Gloucester Street, Williamsburg, Virginia 23185, on Tuesday, April 22, 2014 at 9:00 a.m., local time (the “Annual Meeting”). The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are being mailed to stockholders on or about April 7, 2014.

All properly executed written proxies that are delivered pursuant to this proxy statement will be voted on all matters that properly come before the Annual Meeting for a vote. If your signed proxy specifies instructions with respect to matters being voted upon, your shares will be voted in accordance with your instructions. If no instructions are specified, your shares will be voted (a) “FOR ALL” Proposal I (election of directors); (b) “FOR” Proposal II (ratification of the Company’s independent registered public accounting firm for fiscal year 2014); (c) “FOR” Proposal III (approval, on an advisory basis, of the compensation of the Company’s executive officers whose compensation is disclosed in this proxy statement (“Say-on-Pay”)); and (d) in the discretion of the proxy holders, as to any other matters that may properly come before the Annual Meeting. Your proxy may be revoked at any time prior to being voted by: (i) filing with the Company’s Corporate Secretary (Anthony E. Domalski, at 410 West Francis Street, Williamsburg, Virginia 23185) written notice of such revocation; (ii) submitting a duly executed proxy bearing a later date; or (iii) attending the Annual Meeting and giving the Corporate Secretary notice of your intention to vote in person. Voting by telephone, Internet or mail will not prevent you from later revoking that proxy and voting in person at the Annual Meeting.

VOTING SECURITIES AND VOTE REQUIRED

The record date is the close of business on February 28, 2014 (the “Record Date”) for the determination of stockholders who are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 10,243,677 shares of the Company’s common stock, $0.01 par value, outstanding. Each stockholder of record on the Record Date is entitled to one vote for each share held.

The presence in person or by proxy of at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Shares represented by proxies received by the Company but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting. Proxies received by the Company that reflect “broker non-votes” (i.e., proxies relating to shares held by brokers or other nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on one or more but not all matters, the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. In the event there are not sufficient votes for a quorum or to ratify any proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

We need your vote. Our stockholders are always encouraged to review the proxy materials and vote their shares. Under New York Stock Exchange (“NYSE”) Rule 452, brokers who are voting with respect to shares held in street name have the discretion to vote such shares on routine matters but not on non-routine matters (so called “discretionary” matters), which include the election of directors and matters relating to executive compensation. For purposes of Proposal I and III, proxies received by the Company that reflect abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

As to the election of directors, the enclosed proxy enables a stockholder to vote “FOR ALL” the election of the nominees proposed by the board of directors, or to withhold authority to vote for the nominee being proposed. Directors are elected by a plurality of votes of the shares present in person or represented by proxy at a meeting and entitled to vote in the election of directors.

As to the ratification of the independent registered public accounting firm and the advisory vote to approve executive compensation which are submitted as Proposals II and III, respectively, a stockholder may: (i) vote “FOR” the proposal; (ii) vote “AGAINST” the proposal; or (iii) “ABSTAIN” with respect to the proposal.

Unless otherwise required by law, Proposal II shall be determined by a majority of votes cast affirmatively or negatively without regard to proxies marked “ABSTAIN” as to that matter. Unless otherwise required by law, Proposal III and all other matters shall be determined by a majority of votes cast affirmatively or negatively without regard to (a) broker non-votes or (b) proxies marked “ABSTAIN” as to that matter.

While our board of directors intends to carefully consider the stockholder vote resulting from Proposal III, the final vote will not be binding on us and is advisory in nature. It will be up to our nominating, corporate governance and compensation committee (the “NCGC Committee”) and board of directors to determine whether and how to implement the votes on executive compensation.

PRINCIPAL HOLDERS

The following table sets forth the beneficial ownership of shares of common stock as of February 28, 2014 for each person or group known to us to be holding more than 5.0% of the number of shares of common stock outstanding, for each director and principal executive officer and for the current directors and executive officers of the Company as a group. As of February 28, 2014, the Company had outstanding 10,243,677 shares of its common stock, $0.01 par value per share. The table shows the number of shares of common stock and the number of partnership interests or units in the Company’s operating partnership the person “beneficially owns,” as determined by the rules of the Securities and Exchange Commission. The operating partnership is controlled by the Company as its sole general partner. The operating partnership is obligated to redeem each unit at the request of the holder thereof for the cash value of one share of common stock or, at the Company’s option, one share of common stock.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned		Number of Units Beneficially Owned		Total	Percent of Class(2)
Andrew M. Sims(3)	757,055	(4)	558,668	(5)	1,315,723	12.2
JWest LLC	928,308	(6)	—		928,308	9.1
Palogic Value Management, L.P.	844,148	(7)	—		844,148	8.2
Cheong Family	368,168	(8)	364,086	(8)	732,254	6.9
Granahan Investment Management, Inc.	543,080	(9)	—		543,080	5.3
Vanguard Investment Series PLC—US Discoveries Fund	533,000	(10)	—		533,000	5.2
Kim E. Sims(3)	50,000	(5)	393,668	(5)	443,668	4.2
Edward S. Stein	25,500	(11)	333,099	(12)	358,599	3.4
David R. Folsom	242,506	(13)	—		242,506	2.4
James P. O’Hanlon	56,250	(14)	—		56,250	*
Anthony E. Domalski	52,000	(15)	—		52,000	*
General Anthony C. Zinni	36,387	(11)	—		36,387	*
J. Paul Carey	29,250	(16)	—		29,250	*
David J. Beatty	13,550	(17)	—		13,550	*
All executive officers and directors as a group (9 persons)	1,262,498		1,249,454		2,511,952	21.9

*	Represents less than 1% of the number of shares of common stock of the Company.
(1)	Unless otherwise indicated, the named stockholders have sole voting power with respect to all shares shown as being beneficially owned by them. Includes all restricted stock grants, including those that will vest on December 31, 2014.
(2)	Assumes that all units of our operating partnership held by such person or group of persons are redeemed for common stock (regardless of when such units are redeemable). The total number of shares outstanding used in calculating the ownership interest of the named holders of units in the operating partnership is based on the deemed conversion of only the units owned by such holder into shares of common stock.
(3)	Andrew M. Sims and Kim E. Sims are siblings.
(4)	Includes 68,500 shares of common stock granted under the 2004 Long-Term Incentive Plan (the “2004 Plan”), including 15,000 shares of our common stock granted pursuant to Mr. Sims’ employment agreement with us that were fully vested on January 1, 2011. Includes 10,000 shares of common stock granted under the 2013 Long-Term Incentive Plan (the “2013 Plan”). Includes 156,250 shares held by Susan L. Sims, Andrew M. Sims’ spouse. Includes 271,250 shares held by the family limited partnership of Andrew M. Sims.
(5)

Andrew M. Sims and Kim E. Sims each received 605,166 units in connection with our initial public offering. On July 22, 2005, the family limited partnerships of Andrew M. Sims and Kim E. Sims each received 23,850 units in connection with our acquisition of the Hilton Jacksonville Riverfront Hotel. Includes 35,981 units held by the Edgar Sims Irrevocable Trust for which Andrew M. Sims, Kim E. Sims and Christopher L. Sims, a former director, serve as co-trustees. Andrew M. Sims redeemed 115,000 units for common stock on June 7, 2011. Kim E. Sims redeemed 80,000 units for common stock on

March 1, 2007; 50,000 units for common stock on August 28, 2007; 50,000 units for common stock on October 3, 2011; 50,000 units for common stock on March 1, 2013; and 50,000 units for common stock on August 14, 2013. On February 28, 2014, the family limited partnerships of Andrew M. Sims and Kim E. Sims each received 8,671 units in connection with our acquisition of the Crowne Plaza Houston Downtown Hotel, redeemable as of February 28, 2015.
(6)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2014, JWest LLC has voting and dispositive power over 928,308 shares. The address of JWest LLC is 501 Congressional Boulevard, Suite 300, Carmel, Indiana 46032.
(7)	Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on January 28, 2014, Palogic Value Management, L.P. Palogic Value Fund, L.P., Palogic Capital Management, LLC and Ryan L. Vardeman have shared voting and dispositive power over 844,148 shares of the Company’s common stock. Palogic Value Fund is the record and direct beneficial owner of the 844,148 shares. Palogic Value Management is the investment manager and general partner of, and may be deemed to have indirect beneficial ownership of securities owned by, Palogic Value Fund. Palogic Capital Management is the general partner of, and may be deemed to have indirect beneficial ownership of securities owned by, Palogic Value Management. Ryan Vardeman is the sole member of, and may be deemed to have indirect beneficial ownership of securities owned by, Palogic Capital Management. The address of Palogic Value Management, L.P. is c/o Taylor H. Wilson, Esq., Haynes and Boone, LLP, 2323 Victory Avenue, Suite 700, Dallas, Texas 75219.
(8)	Represents 308,234 units held by Khersonese Investment (USA) Inc., 6,832 units held by IPAX and 49,020 units held by Phileo Land Company. Supreme Corp. redeemed 368,168 units for common stock on March 22, 2010. These entities are indirectly controlled by members of the Cheong Family, including Kee Cheok Cheong, Kee Fong Cheong, Kee Seong Cheong, Kee Lai Cheong and Kee Soon Cheong. The address of these four entities is 13th Floor, Bangunan Pak Peng Box #1 No.75, Jalan Petaling, 50000 Kuala Lumpur, Malaysia.
(9)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2014, Granahan Investment Management, Inc. has voting and dispositive power over 543,080 shares. The address of Granahan Investment Management, Inc. is 275 Wyman Street, Suite 270, Waltham, Massachusetts 02451.
(10)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2014, Vanguard Investment Series PLC – US Discoveries Fund has sole voting and dispositive power over 533,000 shares. The address of Vanguard Investment Series PLC – US Discoveries Fund is c/o Matsack Trust Limited, 70 Sir Rogerson’s Quay, Dublin 2, Ireland.
(11)	Includes 18,500 shares of restricted stock granted under the 2004 Plan all of which were fully vested on December 31, 2013. Includes 3,000 shares of restricted stock granted under the 2013 Plan, which will vest on December 31, 2014.
(12)	Represents 333,099 units held by the Celia K. Krichman Charitable Trust, of which Edward S. Stein is a Trustee. Mr. Stein disclaims beneficial ownership of these units.
(13)	Includes 84,363 shares of common stock granted under the 2004 Plan, including 60,000 shares of our common stock granted pursuant to Mr. Folsom’s employment agreement with us that were fully vested on January 1, 2011. Includes 8,000 shares of common stock granted under the 2013 Plan.
(14)	Includes 16,500 shares of restricted stock granted under the 2004 Plan, all of which were fully vested on December 31, 2013. Includes 3,000 shares of restricted stock granted under the 2013 Plan, which will vest on December 31, 2014. Includes 8,000 shares held by Claudia O’Hanlon, Mr. O’Hanlon’s spouse.
(15)	Includes 39,750 shares of common stock granted under the 2004 Plan, including 24,000 shares of restricted common stock granted pursuant to Mr. Domalski’s employment agreement with us that will vest in equal amounts of 6,000 shares on each December 31 in the four-year period of 2014 through 2017. Includes 6,000 shares of common stock granted under the 2013 Plan.
(16)	Includes 18,500 shares of restricted stock granted under the 2004 Plan all of which were fully vested on December 31, 2013. Includes 750 shares of restricted stock granted under the 2013 Plan, which will vest on April 21, 2014.
(17)	Includes 7,500 shares of restricted stock granted under the 2004 Plan all of which were fully vested on December 31, 2013. Includes 3,000 shares of restricted stock granted under the 2013 Plan, which will vest on December 31, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and the beneficial owners of more than 10.0% of the common stock to file reports of ownership and changes in ownership of equity securities of the Company with the Securities and Exchange Commission and to furnish the Company with copies of such reports. To the best of our knowledge, all of the filings by the Company’s directors and executive officers were made on a timely basis during the 2013 fiscal year, with the exception of one (1) late Form 4 filing by Kim E. Sims on June 24, 2013 reporting the sale of our common stock in six (6) total transactions. We are not aware of any beneficial owners of more than 10.0% of our common stock other than as disclosed in the Principal Holders Table.

PROPOSAL I—ELECTION OF DIRECTORS

The directors of the Company are elected by the stockholders annually. The board of directors currently consists of eight (8) members. Each director’s term of office expires at the Annual Meeting. Each of the individuals named below has been nominated for election by holders of our common stock to the board of directors at the Annual Meeting to hold office until the 2015 annual meeting of stockholders and until their successors are elected and qualified.

David J. Beatty, David R. Folsom, James P. O’Hanlon, Andrew M. Sims, Kim E. Sims, Edward S. Stein and General Anthony C. Zinni (the “Nominees”), have been nominated by the board of directors, as recommended by our NCGC Committee, for terms of one (1) year each.

Name	Position with the Company	Age as of the Annual Meeting	History of Service as a Director
David J. Beatty	Director	70	2004 – 2007, 2011 – present
David R. Folsom	Director, President and Chief Operating Officer	49	2011 – present
James P. O’Hanlon	Director	70	2007 – present
Andrew M. Sims	Chairman of the Board of Directors and Chief Executive Officer	57	2004 – present
Kim E. Sims	Director	59	2004 – present
Edward S. Stein	Director	67	2004 – present
Anthony C. Zinni	Director	70	2004 – present

The persons named as proxies in the enclosed proxy card intend to vote “FOR ALL” the election of the Nominees, unless the proxy card is marked to indicate that such authorization is expressly withheld. Should one or more of the Nominees withdraw or be unable to serve (which the board of directors does not expect) or should any other vacancy occur in the board of directors, it is the intention of the persons named in the enclosed proxy card to vote “FOR ALL” the election of such persons as may be recommended by the NCGC Committee and the board of directors. If there are no substitute nominees, the size of the board of directors may be reduced.

Directors are elected by a plurality of votes of the shares present in person or represented by proxy at a meeting and entitled to vote in the election of directors. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. If your shares are held by your broker and you do not give your broker voting instructions, your shares will not be voted on Proposal I.

Biographical Information

The principal business experience of each Nominee, director and executive officer of the Company is set forth below. The biographical information below also includes, for each Nominee, the particular experience, qualifications, attributes or skills that led the board of directors to nominate such Nominee to serve as a director of the Company.

Nominees for Directors

David J. Beatty previously served as a director of Sotherly from the completion of Sotherly’s initial public offering in December 2004 until 2007 and resumed service as a director of Sotherly in 2011. He also serves as chairman of Sotherly’s audit committee. He began his 40 plus year career in finance and real estate development as head of marketing operations for George Kaufman real estate development group in 1972. He was a founder of

Essex Commercial Mortgage in 1987 and founder and President of CENIT Commercial Mortgage Corp. in 1990. In 2001, Mr. Beatty founded TowneBank Commercial Mortgage, LLC, where he currently serves as President. TowneBank Commercial Mortgage, LLC specializes in placing debt and equity for the lodging industry. He has been President of Guest Quarters, Inc. (1979-1982), Treasurer and Chief Financial Officer of Guest Quarters Development Group (1982-1986) and President of mortgage financing for Lawson-Essex, Inc. (1987-1990). Mr. Beatty received a bachelor of arts degree from Georgetown University and a master of business administration degree from the Darden School of Business at the University of Virginia.

The board of directors of Sotherly concluded that Mr. Beatty has the relevant professional experience and skills to serve as director of Sotherly, as evidenced by Mr. Beatty’s current and former service as director of Sotherly, because of his corporate and financial leadership as president and chief financial officer of a hotel company as well as his current position of president at TowneBank Commercial Mortgage, LLC.

David R. Folsom is Sotherly’s president and chief operating officer. He was appointed to the position of president in January 2011 and to the position of chief operating officer in January 2006. Mr. Folsom was appointed as a director in 2011. Mr. Folsom assists the chief executive officer in the execution of Sotherly’s strategic business plan and coordinates Sotherly’s capital raising and borrowing efforts, as well as sourcing and conducting due diligence on potential acquisitions to facilitate the company’s growth. Prior to joining Sotherly, Mr. Folsom was Vice President of Paragon Real Estate, a Cleveland-based early stage real estate venture focusing on distressed multi-family assets in 2005. From 2001 to 2005, he was an investment banker with BB&T Capital Markets, where he served in the Real Estate Securities Group and Debt Capital Markets Groups. While at BB&T, Mr. Folsom participated in over 70 equity, debt and preferred stock underwritings, as well as financial advisory transactions across many industries. He was a member of the lead underwriting team that took Sotherly public in 2004. Mr. Folsom served as a commissioned officer in the U.S. Marine Corps, is a graduate of the U.S. Naval Academy and received a master of business administration degree from Georgetown University. In 2012, Mr. Folsom also acted as an adjunct professor at the College of William and Mary.

The board of directors of Sotherly concluded that Mr. Folsom has the relevant professional experience and skills to serve as director of the Sotherly because of his current positions as president and chief operating officer of Sotherly as well as his past investment banking and real estate financing experience.

James P. O’Hanlon became a director of Sotherly in March 2007 and serves on the NCGC Committee, as well as the audit committee. Mr. O’Hanlon retired from Dominion Energy in January 2003 after serving as President and Chief Operating Officer for three years. He previously served as Chief Operating Officer of Dominion Generation, a generating unit of Dominion Resources, upon its formation in May 1999. Prior to his employment with Dominion Generation, Mr. O’Hanlon was with a subsidiary of Virginia Power since 1989 and served as Vice President-Nuclear Services, Vice President-Nuclear Operations and subsequently, Senior Vice President-Nuclear. He is a Captain (retired) in the U.S. Naval Reserves. Since 2003, Mr. O’Hanlon has provided consulting services in the areas of management appraisals, budget reviews and safety assessments. Mr. O’Hanlon received a bachelor of science degree in Marine Engineering from the United States Naval Academy and completed studies in nuclear engineering at the U.S. Naval Nuclear Power School. He has also pursued postgraduate studies at Penn State University and the University of Virginia, Darden School of Business.

The board of directors of Sotherly concluded that Mr. O’Hanlon has the relevant professional experience and skills to serve as director of Sotherly because of his corporate leadership as president and chief operating officer at one of the nation’s largest energy generation companies. Mr. O’Hanlon’s former positions provide a practical background of business and technical experience while serving in executive, management and supervisory positions.

Andrew M. Sims is Sotherly’s chief executive officer and chairman of the board and has served in such capacities since its inception in August 2004. In addition, Mr. Sims served as Sotherly’s president from our inception through December 31, 2010. He served as President of MHI Hotels Services LLC (“MHI Hotels Services”) from 1995 until August 2004 after serving for seven years as Vice President of Finance and

Development. As President of MHI Hotels Services, Mr. Sims oversaw company operations as well as the areas of accounting and finance, marketing, development and franchise relations. Andrew M. Sims is the brother of Kim E. Sims. Mr. Sims serves as a director of MHI Hotels Services. Mr. Sims has a bachelor of science degree in commerce from Washington & Lee University.

The board of directors of Sotherly concluded that Mr. Sims has the relevant professional experience and skills to serve as director of Sotherly because he has spent over thirty years in the hospitality industry and has experience operating, developing and owning hotel properties. Mr. Sims has held several positions in hotel management, including president of the hotel management company, MHI Hotels Services. Most recently, as chief executive officer, Mr. Sims has developed and expanded our hotel portfolio and managed franchise, banking and third party service-provider relations. Mr. Sims’ employment agreement with Sotherly provides that Sotherly must nominate him to serve as a director.

Kim E. Sims became a director of Sotherly upon completion of Sotherly’s initial public offering in December 2004 and is the President and a director of MHI Hotels Services, a position he has held since December 2004. Mr. Sims served as Executive Vice President of Operations of MHI Hotels Services from 1995 until 2004 and has provided thirty years of service at MHI Hotels Services. He has a bachelor of science degree in commerce from Washington & Lee University. Kim E. Sims is the brother of Andrew M. Sims.

The board of directors of Sotherly concluded that Mr. Sims has the relevant professional experience and skills to serve as director of Sotherly because of his more than thirty year experience in hotel management and operations. As president of MHI Hotels Services, Mr. Sims has an expertise in the hospitality industry that enhances the dialogue of the board of directors. Under the terms of our strategic alliance agreement which expires in 2014, MHI Hotels Services has the right to nominate, during the term of the agreement, one person for election to Sotherly’s board of directors at each annual meeting of stockholders for so long as Andrew M. Sims, Kim E. Sims, Christopher L. Sims, a former director, and their affiliates and families own, in the aggregate, not less than 1.5 million units in our operating partnership and shares of Sotherly’s common stock. MHI Hotels Services’ nominee for director is Kim E. Sims.

Edward S. Stein became a director of Sotherly upon completion of the Company’s initial public offering in December 2004 and is chairman of Sotherly’s NCGC Committee and is a member of the Sotherly’s audit committee. He is a founding partner of the Norfolk, Virginia law firm of Weinberg and Stein. Mr. Stein has practiced law in the areas of real estate, estate planning, probate, corporate law and business law since 1974. He is admitted to the Virginia Bar and is a member of the Norfolk and Portsmouth and Virginia Bar Associations. Mr. Stein received a bachelor of arts degree from Harvard University and a juris doctor degree from the University of Virginia School of Law.

The board of directors of Sotherly concluded that Mr. Stein has the relevant professional experience and skills to serve as director of Sotherly because he has spent more than thirty-five years practicing business, tax and corporate law and had served effectively as counsel for fourteen years to MHI Hotels Services. Mr. Stein also has developed and rehabilitated real estate and has experience in venture capital transactions.

General Anthony C. Zinni became a director of Sotherly in December 2004 upon completion of its initial public offering and is a member of Sotherly’s NCGC Committee. General Zinni has been a director at BAE Systems, since 2001 and served as Chief Executive Officer on an interim basis during 2009. General Zinni also served as a director of DynCorp International from 2006-2008 and served as the Executive Vice President of DynCorp International, from July 2008-December 2008. He retired from the U.S. Marine Corps after 39 years of service in October 2000. During his military career, General Zinni served as the Commanding General, First Marine Expeditionary Force from 1994 to 1996, and as Commander-in-Chief, U.S. Central Command from 1997 to 2000. General Zinni has participated in numerous humanitarian operations and Presidential diplomatic missions. In November 2001, General Zinni was appointed senior adviser and U.S. envoy to the Middle East by Secretary of State Colin Powell. Since November 2000, General Zinni has consulted in the areas of defense, military, national security, foreign policy and regional issues. Since 2008, he has served as a professor at Cornell

University. In 2008, he also served as a professor at Duke University. General Zinni received a bachelor of arts degree in economics from Villanova University. He also earned a master of arts degree in international relations from Salve Regina College, a master of science degree in management and supervision from Central Michigan University, and honorary doctorate degrees from both the College of William and Mary and the Marine Maritime Academy.

The board of directors of Sotherly concluded that General Zinni has the relevant professional experience and skills to serve as director of Sotherly because he is a skilled and experienced leader who has a strong background in corporate governance. General Zinni’s leadership experience includes almost forty years in the U.S. Marine Corps and, most recently, as a director and executive officer of BAE Systems and DynCorp International, two large global security and defense public companies. General Zinni has served on four private company boards in addition to his public company board involvement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR ALL” THE ELECTION OF THE ABOVE NOMINEES.

Executive Officers of the Company Who Are Not Directors

Anthony E. Domalski, 52, is Sotherly’s vice president and chief financial officer, a position to which he was appointed as of January 1, 2013. Prior to this role, Mr. Domalski was Sotherly’s chief accounting officer since May 2005. He joined Sotherly in May 2005 and was appointed an officer by the board of directors in July 2006. A certified public accountant, he is responsible for financial analysis, cash management, investment, risk management and financial and tax reporting. From 2001 to 2005, Mr. Domalski served as Chief Financial Officer for SwissFone, Inc., a Washington, DC based telecommunications company, where he assisted in a management-led buyout of the U.S. international wholesale division from Swisscom, AG. Prior to his tenure at SwissFone, Inc., Mr. Domalski held several other senior financial positions in the telecommunications and hospitality industry and spent nine years at a local public accounting firm. Mr. Domalski is a member of the American Institute of Certified Public Accountants. Mr. Domalski received a bachelor of science degree in accounting and finance from the University of Maryland.

Meetings and Certain Committees of the Board of Directors

The board of directors conducts its business through meetings of the board of directors and through its committees. The board has two (2) standing committees: the NCGC Committee and an audit committee. During the fiscal year ended December 31, 2013, the board of directors of our Company held four (4) regular meetings and two (2) special meetings. No incumbent director of the Company attended fewer than 75% of the total meetings of the board of directors and committee meetings on which such board member served during this period. Eight (8) of our nine (9) directors attended the Company’s 2013 annual meeting of stockholders.

Independent Directors

All of the members of the audit committee and the NCGC Committee and a majority of the Company’s board of directors must meet the test of “independence” as defined by the listing standards of the NASDAQ® Stock Market or NASDAQ. The NASDAQ standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the board of directors has a responsibility to make an affirmative determination that a director has no relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) that would interfere with the exercise of independent judgment. Our board of directors has determined that each of Messrs. Beatty, O’Hanlon, Stein and Zinni satisfies the bright-line criteria and that none has a relationship with the Company that would interfere with such person’s ability to exercise independent judgment as a member of the board of directors. Therefore, we believe that each of such directors is independent under the NASDAQ rules.

The NCGC Committee is currently comprised of directors Stein, O’Hanlon and Zinni. All members of the NCGC Committee are independent in accordance with the listing standards of the NASDAQ. This standing committee determines the salary for the chief executive officer, the president and chief operating officer and the vice president and chief financial officer. The purpose of the NCGC Committee is to make recommendations to the board of directors regarding corporate governance policies and practices, recommend criteria for membership on the board of directors, make recommendations to the board of directors of potential director nominees, make recommendations to the board of directors concerning the membership, size and responsibilities of each of the committees, develop general policies relating to compensation and benefits, determine compensation for, and evaluate the performance of, our executive officers and administer our 2013 Plan. The NCGC Committee met one (1) time during fiscal year 2013. The NCGC Committee has adopted a written charter that last was amended on October 21, 2013 and sets forth the specific functions and responsibilities of the committee. The amended NCGC Committee charter is available on our website at www.sotherlyhotels.com.

The audit committee, a standing committee, is currently comprised of directors Beatty, Stein and O’Hanlon. The board of directors has determined that David J. Beatty, chairman of the audit committee, qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. All members of the audit committee are independent in accordance with the listing standards of the NASDAQ. The audit committee meets with the independent registered public accounting firm to discuss the annual audit and any related matters. The audit committee is further responsible for internal controls over financial reporting. The audit committee met eleven (11) times in fiscal year 2013. The audit committee has adopted a written charter that last was amended on October 21, 2013 and sets forth the specific functions and responsibilities of the committee. The amended audit committee charter is available on our website at www.sotherlyhotels.com.

Risk Oversight

The chief financial officer has responsibility for the day-to-day risk management functions of the Company and reports directly to the audit committee regarding issues related to risk management for the audit committee’s review and assessment. The audit committee meets with the chief financial officer to review and discuss the Company’s risk management and related policies and procedures. The audit committee meets as often as and to the extent that the audit committee deems necessary or appropriate, but at least annually in connection with the audit of each fiscal year’s financial statements.

Additionally, the charters of the board’s committees delegate to the committees various elements of the board’s risk oversight responsibility. For example, our audit committee is responsible for periodically inquiring of management, the members of the internal audit department and the independent auditors about the Company’s major financial risks or exposures; discussing the steps management has taken to monitor and control such exposures; and discussing guidelines and policies with respect to risk assessment and risk management. Our NCGC Committee oversees risks associated with our corporate governance guidelines; our executive compensation plans and arrangements; and our code of business conduct, including compliance with listing standards for independent directors, committee assignments and conflicts of interest. All these risks are discussed with the entire board of directors as often as and to the extent that the committees deem necessary or appropriate.

Report of the Audit Committee

For the fiscal year ended December 31, 2013, the audit committee: (i) reviewed and discussed the audited financial statements with management, (ii) discussed with the Company’s independent registered public accounting firm, PBMares, LLP, all matters required to be discussed by the Statement on Auditing Standards No. 61, as modified and superseded (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (iii) received the written disclosures and letter from PBMares, LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PBMares, LLP’s communications with the audit committee concerning independence and discussed with PBMares, LLP its independence. Based on the foregoing review and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Audit Committee:

David J. Beatty—Chairman

Edward S. Stein

James P. O’Hanlon

Director Nomination Process

The board of directors is responsible for assembling for stockholder consideration a group of nominees that, taken together, have the experience, qualifications, attributes and skills appropriate for functioning effectively as a board. The NCGC Committee works with the board of directors to determine the appropriate characteristics, skills and experiences for the board as a whole and its individual members with the objective of having a board with a diverse background and experiences and makes recommendations to the board of potential nominees. When recommending candidates, the NCGC Committee assesses the board’s size and composition; corporate governance policies; applicable listing standards and laws; individual director performance, expertise and willingness to serve actively; the number of other public and private company boards on which a director candidate serves; consideration of director nominees proposed or recommended by stockholders and related policies and procedures; and other appropriate factors. Characteristics expected of all directors include integrity, high personal and professional ethics, strong professional reputation and record of achievement, constructive and collegial personal attributes, sound business judgment and the ability and commitment to devote sufficient time and energy to board service. There are no minimum qualifications that the NCGC Committee has established for a candidate recommended to the board of directors by the NCGC Committee. The NCGC Committee does not have a diversity policy; however, the NCGC Committee seeks to include on the board a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the board confronts. In evaluating the suitability of individual board members, the NCGC Committee takes into account many factors, including general understanding of marketing and finance; understanding of our business; education and professional background; personal accomplishment; diversity of viewpoint; business expertise; and industry knowledge. The board of directors, through the NCGC Committee, evaluates each individual in the context of the board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. The NCGC Committee evaluates each incumbent director to determine whether such person should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s contributions to the board during the current term.

In recommending candidates to the board of directors, the NCGC Committee will consider nominees recommended by stockholders so long as the recommendation is submitted to our corporate secretary within the timeframe required to request a proposal that will be included in the proxy materials for our next annual meeting of stockholders. However, the NCGC Committee may, in its sole discretion, reject any such recommendation for any reason.

Under the terms of our strategic alliance agreement which expires in December 2014, MHI Hotels Services has the right to nominate, during the term of the agreement, one (1) person for election to our board of directors at each annual meeting of stockholders for so long as Andrew M. Sims, Kim E. Sims, Christopher L. Sims, a former director, and their affiliates and families own, in the aggregate, not less than 1.5 million units of the operating partnership and shares of our common stock. MHI Hotels Services’ nominee for director is Kim E. Sims. Kim E. Sims is not considered independent under the corporate governance standards of the NASDAQ.

Further, Andrew M. Sims’ employment agreement with us provides that we must nominate him to serve as a director. The nomination right afforded to MHI Hotels Services and that provided for under Andrew M. Sims’ employment agreement are subject to the determination of the NCGC Committee, in connection with each annual or special meeting of stockholders at which directors will be elected, that the nominee satisfies the standards established by the committee for service on the board. If Andrew M. Sims fails to be nominated to our board of directors or is involuntarily removed from our board of directors, unless for cause or vote by the stockholders, he will receive, among other things, a severance payment equal to three (3) times his combined salary base and actual bonus compensation for the preceding fiscal year. Andrew M. Sims is not independent under the corporate governance standards of the NASDAQ.

The board of directors believes that its procedures comply with the requirements of the NASDAQ and provide adequate assurance that nominations are approved by independent directors.

Leadership Structure

Our board of directors remains committed to maintaining strong corporate governance and appropriate independent oversight of management. The board has given careful consideration to our Company’s leadership structure and has determined that our Company and our stockholders currently are best served by having Andrew M. Sims serve as both chairman of the board of directors and chief executive officer. This structure enables

Andrew M. Sims to ensure that (i) the board’s agenda reflects our strategic challenges and opportunities; (ii) the board is presented with information required for it to fulfill its responsibilities; and (iii) board meetings are as productive and effective as possible. In the view of the board, the combined role of chairman and chief executive officer promotes unified leadership and direction for the board and executive management and it allows for a single, clear focus for the chain of command to execute the Company’s strategic initiatives and business plan. The board believes that this leadership structure is also appropriate given the size of the Company. As of April 7, 2014, the Company has only nine (9) employees and a board of eight (8) directors. Due to the size of our Company, it would not be financially and strategically prudent to have separate leadership roles. Andrew M. Sims has spent his career in leadership positions at the Company and the hotel management company, MHI Hotels Services. The board believes his superior knowledge of all aspects of the Company, the hotel management company and the hospitality industry makes him the most qualified person to serve both roles for the Company.

The board of directors and its committees oversee the effectiveness of management policies and decisions, including the execution of key strategic initiatives. Each of the board’s committees is composed entirely of independent directors. Consequently, independent directors directly oversee such critical matters as the compensation of executive management, including Andrew M. Sims’ compensation, the selection and evaluation of directors and the development and implementation of corporate governance programs. The independent directors conduct an annual performance review of the chairman and chief executive officer, assessing the Company’s financial and non-financial performance and the quality and effectiveness of Andrew M. Sims’ leadership. In addition, the NCGC Committee oversees the processes by which Andrew M. Sims is evaluated. The board believes that the Company’s corporate governance documents, which are available on the Company’s website, help ensure that strong and independent directors will continue to play the central oversight role necessary to maintain the Company’s commitment to the highest quality corporate governance. Pursuant to these governance principles, independent board members meet as often as and to the extent that the independent directors deem necessary or appropriate at executive sessions without management present.

Our board of directors has designated Edward S. Stein, the chairman of the NCGC Committee, to serve as the lead independent director. The lead independent director serves as chairman of meetings of the independent directors. The lead independent director, a separate and independent position from the chairman, calls meetings, supervises the conduct of meetings of the independent directors, records the minutes and reports meeting results and any decisions of the independent directors to our chairman and facilitates communication between the independent directors, the chairman and management. The position held by Edward S. Stein ensures effective corporate governance for our Company.

Stockholder Communications

The board of directors does not have a formal process for stockholders to send communications to the board. In view of the infrequency of stockholder communications to the board of directors, the board does not believe that a formal process is necessary. Written communications received by our Company from stockholders are shared with the full board no later than the next regularly scheduled board meeting. The board encourages, but does not require, directors to attend the annual meeting of stockholders.

DIRECTOR AND EXECUTIVE COMPENSATION

The NCGC Committee is responsible for developing our policies relating to compensation and benefits, determining compensation for, and evaluating the performance of, certain of our executive officers, and administering the 2013 Plan. The NCGC Committee determines compensation for our three (3) most highly paid executive officers: the chief executive officer, the chief financial officer and the president and chief operating officer. We refer to these three (3) executive officers as our principal executive officers.

The NCGC Committee’s principal objective in establishing compensation policies is to develop and administer a comprehensive program designed to attract and retain outstanding managers. The NCGC Committee’s guidelines for compensation of our principal executive officers are designed to provide fair and competitive levels of total compensation while linking elements of compensation with performance. A further objective of our compensation policies is to provide incentives and reward principal executive officers for their contribution to our Company. To that end, the NCGC Committee believes executive compensation packages provided by us to the principal executive officers should include both cash and stock-based compensation that reward performance as measured against established goals.

It was favorably noted by the NCGC Committee that our stockholders overwhelmingly approved our executive compensation program at the 2013 annual meeting. Holders of approximately 3.5 million shares of our common stock, or over 85% of the total votes cast (without regard to broker non-votes or abstentions), voted for the advisory vote approving executive compensation.

The NCGC Committee has not retained or obtained the advice of a compensation consultant.

Elements of our Compensation Plan

Elements of compensation for our principal executive officers consist principally of base salary, performance bonuses and awards of shares of common stock under the 2013 Plan. In determining each element of compensation for each principal executive officer, the NCGC Committee primarily considers:

•	market data relating to an identified peer group;

•	company performance in light of specified goals and guidance;

•	recommendations of the chief executive officer;

•	individual performance of the principal executive officer; and

•	the terms of each principal executive officer’s employment agreement.

Base Salary

The original base salary amounts of the principal executive officers were provided for in their respective employment agreements and are subject to adjustment pursuant to the terms of those agreements. In setting base salaries, and annually considering adjustments, the NCGC Committee uses an evaluation process considering the principal executive officer’s position, level and scope of responsibility and an evaluation of base salaries and other benefits of other executive officers of comparable companies, including an analysis of our Company’s current operating results.

Cash Bonus Plan

Under our employment agreements with the principal executive officers, each principal executive officer is eligible to receive a cash bonus in amounts between 15%-30% of base salary. The NCGC Committee has reviewed these agreements and has determined in the best interests of the Company to structure a cash bonus plan that may award above or below the 15%-30% range indicated in the agreements subject to consideration of the following metrics:

•	achieving the Company goal for adjusted funds from operations (“AFFO”);

•	stock performance relative to our company peer group; and

•	realizing personal and other Company goals established by our board of directors based on recommendations from our chief executive officer.

The NCGC Committee has determined that for 2014, the annual target bonus for which our chief executive officer, our chief operating officer and our chief financial officer is eligible to receive will be an amount between fifteen percent (15%) and thirty percent (30%) of each such executive’s base salary, pursuant to each executive’s related employment agreement.

Long-Term Stock Bonus Program

The NCGC Committee formulated, and the board of directors adopted, a Long Term Stock Bonus Program for fiscal year 2013, which was implemented in conjunction with the 2013 Plan, discussed below. The program covered our chief executive officer, our chief financial officer and our president and chief operating officer for fiscal year 2013. When the Long-Term Stock Bonus Program was established, the NCGC Committee determined the appropriate target amounts of stock awards for each principal executive officer by reviewing market data relating to compensation programs for senior executives in the Company’s peer group, among other factors.

The Long-Term Stock Bonus Program provides for an annual target of 10,000 shares for award to our chief executive officer, 6,000 shares for award to our chief financial officer and 8,000 shares for award to our president and chief operating officer. For our chief executive officer, 5,000 of those shares were awarded in recognition of service in 2013. For our chief financial officer and our chief operating officer, fifty percent (50%) of the targeted amount of shares were awarded in recognition of service in 2013. The remaining shares for our chief executive officer and fifty percent (50%) of the shares for our chief financial officer and chief operating officer were awarded based on the Company’s and/or the principal executive officer’s performance in four (4) areas:

•	AFFO, as evaluated by the NCGC Committee, as compared with Company projections;

•	stockholder return for the year as compared with our Company’s peer group;

•	absolute stockholder return, comprised of stock appreciation from the first of each year, together with dividends paid during the year, with targets as determined by the NCGC Committee; and

•	a subjective determination by the NCGC Committee of the achievement of each such principal officer’s personal stated goals.

The actual number of shares earned by each principal executive officer for performance in calendar year 2013 was determined by the NCGC Committee.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally sets a limit of $1.0 million on the amount of annual compensation paid to an executive officer (other than certain enumerated categories of compensation, including performance-based compensation) that may be deducted by a publicly-held company. It is the policy of the board of directors and the NCGC Committee to seek to qualify executive compensation for deductibility to the extent that such policy is consistent with our overall objectives and executive compensation policy. None of the principal executive officers received compensation in 2013 in excess of the limits imposed under Section 162(m).

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by Andrew M. Sims, Anthony E. Domalski and David R. Folsom during the past two (2) fiscal years.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		All Other Compensation ($)		Total ($)
Andrew M. Sims,
CEO	2013	421,896	103,000	61,400	(1)	31,538	(3)	617,834
	2012	411,606	95,000	34,400	(2)	25,862	(4)	566,868

Anthony E. Domalski,
Vice President, CFO and Secretary	2013	208,000	50,000	36,840	(1)	57,937	(3)	352,777

David. R. Folsom,
President and COO	2013	275,961	80,000	49,120	(1)	35,819	(3)	440,900
	2012	269,230	60,000	25,800	(2)	34,196	(4)	389,226

1	Represents the dollar value of unrestricted stock awards calculated by multiplying the closing market price of our common stock of $6.14 on February 14, 2014, the date of the grant, as reported on the NASDAQ, by the number of shares of unrestricted stock awarded. The stock awards were accounted for in 2013.
2	Represents the dollar value of unrestricted stock awards calculated by multiplying the closing market price of our common stock of $3.44 on January, 25, 2013, the date of the grant, as reported on the NASDAQ, by the number of shares of unrestricted stock awarded. The stock awards were accounted for in 2012.
3	Includes the Company contributions to the 401(k) plan in the amount of $9,800 for each of Andrew M. Sims and Anthony E. Domalski, and $8,974 for David R. Folsom, respectively, in 2013. Includes insurance premiums paid by our Company for life insurance policies for the principal executive officers in the amount of $1,155 for Mr. Sims, $2,685 for Mr. Domalski and $3,415 for Mr. Folsom in 2013. Includes insurance premiums paid by our Company for health insurance policies for the principal executive officers in the amount of $18,975 for Mr. Sims, $22,602 for Mr. Domalski and $22,602 for Mr. Folsom in 2013. Includes insurance premiums paid by our Company for long-term disability insurance policies for the principal executive officers in the amount of $1,608 for Mr. Sims, $1,224 for Mr. Domalski and $828 for Mr. Folsom in 2013. Includes the payment of a moving and temporary housing stipend in the amount of $21,626 for Mr. Domalski in 2013.
4	Includes the Company contributions to the 401(k) plan in the amount of $10,000 for each of Andrew M. Sims and David R. Folsom, respectively, in 2012. Also includes insurance premiums paid by our Company for life insurance policies for the principal executive officers in the amount of $1,155 for Mr. Sims and $3,415 for Mr. Folsom in 2012. Includes insurance premiums paid by our Company for health insurance policies for the principal executive officers in the amount of $13,233 for Mr. Sims and $20,022 for Mr. Folsom in 2012. Includes insurance premiums paid by our Company for long-term disability insurance policies for the principal executive officers in the amount of $1,474 for Mr. Sims and $759 for Mr. Folsom in 2012.

Outstanding Equity Awards at Fiscal Year End

Name	Stock awards Number of shares of stock that have not vested (#)		Market value of shares that have not vested ($)
Anthony E. Domalski,
Vice President, CFO and Secretary	24,000	(1)	142,560	(2)

1	Pursuant to Mr. Domalski’s employment agreement with the Company dated as of December 31, 2012, Mr. Domalski was issued 30,000 restricted shares on January 1, 2013, which vest in equal amounts of 6,000 shares over a five-year period during Mr. Domalski’s employment on December 31 of each year, commencing December 31, 2013 and ending December 31, 2017.
2	Represents the dollar value of shares of common stock calculated by multiplying the closing market price of our common stock of $5.94 on December 31, 2013, as reported on the NASDAQ, by the number of shares.

No other compensation has been awarded to, earned by or paid to any of our principal executive officers which is required to be reported in the above tables.

On February 14, 2014, we granted 10,000 shares of stock to Andrew M. Sims, 6,000 shares of stock to Anthony E. Domalski and 8,000 shares of stock to David R. Folsom under the 2013 Plan.

2013 Base Salary

For 2013, Andrew M. Sims and David R. Folsom received a 2.5% increase to their base salaries over 2012. For 2013, Anthony E. Domalski received $208,000 in base salary, pursuant to the terms of his employment agreement.

2013 Bonuses Awarded

The NCGC Committee awarded cash bonuses to the principal executive officers for fiscal year 2013 of $103,000, $50,000 and $80,000 to Andrew M. Sims, Anthony E. Domalski and David R. Folsom, respectively. In making its decisions, the NCGC Committee considered the factors described above under the caption “Cash Bonus Plan.”

Stock Awards Granted

Pursuant to the Long-Term Stock Bonus Program, the NCGC Committee awarded shares of our Company’s stock to the principal executive officers for fiscal year 2013 of 10,000, 6,000 and 8,000 vested shares to Andrew M. Sims, Anthony E. Domalski and David R. Folsom, respectively, based on performance in fiscal year 2013. In making its decision, the NCGC Committee considered the factors described above under the caption “Long-Term Stock Bonus Program.”

Employment Agreements

Our current employment agreements with Andrew M. Sims, our chief executive officer, David R. Folsom, our president and chief operating officer, and Anthony E. Domalski, our chief financial officer, provide for each executive’s annual salary and possible additional compensation in the form of cash bonus and restricted stock awards. Each current executive will receive customary benefits, including a term life insurance policy of $1 million and disability insurance in an amount so that each executive will receive the same monthly payments as under such executive’s respective employment agreement in the event of disability. As described below, the current employment agreements provide our executives with severance benefits if such executive’s employment ends under certain circumstances including a change in control. We believe that the current employment agreements will benefit us by helping to retain Mr. Sims, Mr. Folsom and Mr. Domalski and by allowing such executives to focus on their duties without the distraction of the concern for their personal situation in the event of a possible change in control of our Company.

Our current employment agreements with Mr. Sims, Mr. Folsom and Mr. Domalski contain provisions providing for substantial payments to these executives in the event of a change of control of our Company. Specifically, if we terminate these executive’s employment without cause or the executive resigns with good reason, which in the case of Mr. Sims includes a failure to nominate Andrew M. Sims to our board of directors or his involuntary removal from our board of directors, unless for cause or by vote of the stockholders, or if there is a change of control, each of these executives is entitled to the following:

•	any accrued but unpaid salary and bonuses;

•	vesting of any previously issued stock options and restricted stock;

•	payment of the executive’s life, health and disability insurance coverage for a period of five (5) years following termination;

•	any unreimbursed expenses; and

•

a severance payment equal to three (3) times such executive’s combined salary and actual bonus compensation for the preceding fiscal year will be paid within five (5) days of such executive officer’s last day of employment.

DIRECTOR COMPENSATION

The following table sets forth the cash and non-cash compensation awarded to certain of our independent, non-employee directors during the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Total ($)
David J. Beatty	$33,625	$10,320	(1)	$43,945
J. Paul Carey	$23,375	$10,320	(1)	$33,695
James P. O’Hanlon	$28,250	$10,320	(1)	$38,570
Edward S. Stein	$35,125	$10,320	(1)	$45,445
Anthony C. Zinni	$23,750	$10,320	(1)	$34,070

1	Represents the dollar value of restricted stock awards calculated by multiplying the closing market price of our common stock of $3.44 on January 25, 2013, the date of grant, as reported on the NASDAQ, by the number of shares of restricted stock awarded. The restricted stock awards were fully vested on December 31, 2013.

The NCGC Committee reviews the level of compensation of our non-employee directors on an annual basis. To determine how appropriate the current level of compensation for our non-employee directors is, the NCGC Committee has historically obtained data from a number of different sources including publicly available data describing director compensation in peer companies.

We compensate certain of our independent, non-employee directors for their services as directors through a mixture of cash and equity-based compensation. Eligible independent, non-employee directors receive annual compensation of $20,000, plus a fee of $750 (plus out-of-pocket expenses) for attendance in person at each meeting of the board of directors, and $750 for each committee meeting attended in person. Directors who attend meetings telephonically receive a fee of $375. Directors who are also officers or employees of our Company or who are affiliated with MHI Hotels Services are not paid any director fees. Former director Ryan P. Taylor, who is affiliated with Richmond Hill and Essex Equity, was not paid any director fees. Directors Edward S. Stein and David J. Beatty each receive an additional $6,500 per year for their services as chair of the NCGC Committee and audit committee, respectively. On January 25, 2013, for fiscal year 2013, the NCGC Committee approved increases for each eligible independent, non-employee director’s compensation resulting in annual compensation of $20,000. In addition, the NCGC Committee increased chair fees from $5,000 to $6,500 per year.

On an annual basis, the NCGC Committee makes a recommendation to the board of directors for awards of restricted stock to certain independent, non-employee directors for its consideration and approval. On February 12, 2014, directors David J. Beatty, James P. O’Hanlon, Edward S. Stein, and General Anthony C. Zinni each received 3,000 shares that will vest on December 31, 2014. Director J. Paul Carey received 750 shares that will vest on April 21, 2014. On January 25, 2013, each independent non-employee director named above received 3,000 shares that became fully vested on December 31, 2013. Although distributions are paid on all restricted stock, whether or not vested, at the same rate and on the same date as on shares of our common stock, these holders will be prohibited from selling such shares until they vest. To date, the stock awards have been restricted until the last day of the fiscal year in which they were granted, with the following exceptions: (i) the 1,500 unrestricted shares granted to Mr. Beatty in 2012 and (ii) the 750 restricted shares granted to Mr. Carey in 2014, which will vest on April 21, 2014. Mr. Carey’s term as director will expire at the Annual Meeting.

2013 Long-Term Incentive Plan

We have established the 2013 Plan for the purpose of recruiting and retaining our and our affiliates’ executive officers, employees, non-employee directors and consultants. The 2013 Plan authorizes the issuance of options to purchase shares of common stock and the grant of stock awards, deferred shares, performance shares and performance units.

Administration of the 2013 Plan is carried out by the NCGC Committee. The NCGC Committee may delegate a portion of its authority under the 2013 Plan to one or more officers.

Our officers and employees and those of our operating partnership and other subsidiaries are eligible to participate in the 2013 Plan. Our non-employee directors and other persons that provide consulting services to us, including our former chief financial officer, and our subsidiaries are also eligible to participate in the 2013 Plan.

Securities Authorized for Issuance Under Equity Compensation Plans

Set forth below is information as of December 31, 2013 with respect to compensation plans under which equity securities of the Company are authorized for issuance.

EQUITY COMPENSATION PLAN INFORMATION

	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE
Equity compensation plans approved by security holders:
2004 Plan(1)	N/A	N/A	0
2013 Plan(2)	N/A	N/A	750,000
Equity compensation plans not approved by security holders:
None	N/A	N/A	N/A

Total	N/A	N/A	750,000

(1)	On December 21, 2004, we granted 4,000 shares (1,000 shares each) of restricted stock to our independent directors that vested on December 21, 2005.

On June 1, 2006, we granted 4,000 shares (1,000 shares each) of restricted stock to our independent directors that vested on December 31, 2006.

On June 16, 2006, the NCGC Committee granted 4,000 shares of restricted stock to certain employees of the Company that vested on December 31, 2006.

On January 16, 2007, we granted 6,000 shares (1,500 shares each) of restricted stock to our independent directors that vested on December 31, 2007. On February 27, 2007, 1,500 shares of restricted stock were forfeited due to the resignation of one of the directors. On April 27, 2007, 1,500 shares of restricted stock were issued to a new independent director that also vested on December 31, 2007.

On January 23, 2007, we issued 5,000 shares of restricted stock to Andrew M. Sims and 4,000 shares of restricted stock to William J. Zaiser. On March 13, 2006, the NCGC Committee had granted these deferred awards, which vested on December 31, 2006.

On January 1, 2008, we issued 10,000 shares of stock to David R. Folsom pursuant to the terms of his employment agreement dated January 9, 2006. We also issued 14,000 shares of restricted stock to Mr. Folsom on January 14, 2008 pursuant to the first amendment to that agreement.

On February 6, 2008, we granted 6,000 shares (1,500 each) of restricted stock to our independent directors that vested on December 31, 2008.

On February 6, 2008, we granted 7,250 shares of stock to Andrew M. Sims, 3,550 shares of stock to William J. Zaiser and 1,813 shares of stock to David R. Folsom.

On January 1, 2009, we issued 10,000 shares of stock to David R. Folsom pursuant to the terms of his employment agreement dated January 9, 2006.

On February 9, 2009, we granted 6,000 shares (1,500 each) of restricted stock to our independent directors that vested on December 31, 2009.

On February 9, 2009, we granted 5,000 shares of stock to Andrew M. Sims, 2,400 shares of stock to William J. Zaiser and 1,250 shares of stock to David R. Folsom.

On January 1, 2010, we issued 10,000 shares of stock to David Folsom pursuant to the terms of his employment agreement dated January 9, 2006.

On February 1, 2010, we granted 15,000 shares of stock to Andrew M. Sims upon execution of a new employment agreement.

On February 4, 2010, we granted 12,000 shares (3,000 each) of restricted stock to our independent directors that vested on December 31, 2010.

On February 8, 2010, we granted 9,250 shares of stock to Andrew M. Sims, 4,625 shares of stock to William J. Zaiser, 2,300 shares of stock to David R. Folsom and 2,000 shares of stock to another employee of the Company.

On June 7, 2010, we granted 21,000 shares of stock to an employee of the Company pursuant to his employment agreement.

On January 1, 2011, we granted 16,000 shares of stock to David R. Folsom pursuant to the terms of his employment agreement dated January 9, 2006.

On February 3, 2011, we granted 12,000 shares (3,000 each) of restricted stock to our independent directors that vested on December 31, 2011.

On February 3, 2011, we granted 7,000 shares of stock to Andrew M. Sims, 2,500 shares of stock to William J. Zaiser, 5,000 shares of stock to David R. Folsom and 3,000 shares of stock to another employee of the Company.

On February 2, 2012, we granted 15,000 shares (3,000 each) of restricted stock to certain of our independent directors that vested on December 31, 2012. We also granted an additional 1,500 shares of unrestricted stock to one independent director.

On February 2, 2012, we granted 10,000 shares of stock to Andrew M. Sims, 6,000 shares of stock to William J. Zaiser, 6,500 shares of stock to David R. Folsom and 7,000 shares of stock to other employees of the Company.

On January 1, 2013, we granted 30,000 shares of stock to Anthony E. Domalski pursuant to the terms of his employment agreement dated December 31, 2012.

On January 25, 2013, we granted 15,000 shares (3,000 each) of restricted stock to certain of our independent directors that will vest on December 31, 2013.

On January 25, 2013, we granted 10,000 shares of stock to Andrew M. Sims, 6,000 shares of stock to William J. Zaiser, 7,500 shares of stock to David R. Folsom and 7,000 shares of stock to other employees of the Company.

On November 8, 2013, we filed a Post-Effective Amendment No. 1 to Form S-8, filed with the Securities and Exchange Commission on December 21, 2014, to deregister all of the 12,562 remaining shares under the 2004 Plan and to terminate the effectiveness of the Registration Statement.

(2)	On February 14, 2014, we granted 10,000 shares of stock to Andrew M. Sims, 6,000 shares of stock to Anthony E. Domalski and 8,000 shares of stock to David R. Folsom. These shares are included in the number of securities remaining available for future issuance at December 31, 2013.

On February 14, 2014, we granted 12,000 shares (3,000 each) of restricted stock to certain of our independent directors that will vest on December 31, 2013. Also on February 14, 2014, we granted 750 shares of restricted stock to director J. Paul Carey that will vest on April 21, 2014.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In accordance with our audit committee charter and procedures established by the audit committee, our audit committee or another independent body of our board of directors is responsible for reviewing and approving the terms and conditions of all related party transactions. Any transaction, in which the amount involved exceeds $120,000, and in which a director or executive officer of our Company or a member of the immediate family of a director or officer has a direct or indirect material interest, would need to be approved by our audit committee or another independent body of our board of directors prior to our Company entering into such transaction. The procedures for review and approval of certain relationships and related transactions are contained in our audit committee charter which is available on our website at www.sotherlyhotels.com.

All new related party transactions that were not previously approved were reviewed and approved by our audit committee or another independent body of our board of directors in 2013, unless otherwise indicated.

Transactions with MHI Hotels Services

MHI Hotels Services is currently the management company for each of our hotels.

MHI Hotels Services, the management company, is owned and controlled by individuals including Andrew M. Sims, our chairman and chief executive officer, Kim E. Sims, a current director, Christopher L. Sims, a former director, and William J. Zaiser, our former executive vice president and chief financial officer. As of December 31, 2013, each of Andrew M. Sims and Kim E. Sims, both of whom are current directors of our Company, and Christopher L. Sims, a former director of our Company, beneficially owned, directly or indirectly, approximately 20.475% of the total outstanding ownership interests of MHI Hotels Services. As of December 31, 2013, William J. Zaiser, our Company’s former executive vice president and chief financial officer, beneficially owned, directly or indirectly, approximately 8.1% of the total outstanding ownership interests of MHI Hotels Services. One (1) of our current directors and a former director, Kim E. Sims and Christopher L. Sims, respectively, are currently officers and employees of MHI Hotels Services. Andrew M. Sims, Kim E. Sims, Christopher L. Sims and William J. Zaiser are also directors of MHI Hotels Services.

Strategic Alliance Agreement

On December 21, 2004, we entered into a ten-year strategic alliance agreement with MHI Hotels Services pursuant to which (i) MHI Hotels Services agrees to refer to us (on an exclusive basis) hotel acquisition opportunities in the United States presented to MHI Hotels Services and (ii) unless a majority of our independent directors in good faith concludes for valid business reasons that another management company should manage a hotel owned by us, we agree to offer MHI Hotels Services or its subsidiaries the right to manage hotel properties that we acquire in the United States. Pursuant to the strategic alliance agreement, the Crowne Plaza Jacksonville Riverfront, acquired in July 2005, the Sheraton Louisville Riverside, opened in May 2008, the Crowne Plaza Hampton Marina, acquired in April 2008, and the Crowne Plaza Tampa Westshore, opened in March 2009, are managed by MHI Hotels Services.

In addition, during the term of the agreement, which expires in December 2014, MHI Hotels Services has the right to nominate one (1) person for election to our board of directors at our annual meeting of stockholders, subject to the approval of such nominee by our NCGC Committee for so long as Andrew M. Sims, Kim E. Sims, Christopher L. Sims, a former director, and their families and affiliates, hold, in the aggregate, not less than 1.5 million units of our operating partnership and shares of our common stock. MHI Hotels Services’ nominee for director is Kim E. Sims.

Management Agreements

Pursuant to the terms of a master management agreement, we have engaged MHI Hotels Services as the property manager for eight (8) of our wholly-owned hotels. Certain of our executive officers and certain of our directors are also directors of MHI Hotels Services.

The master management agreement has a term of ten (10) years for our six (6) initial hotels and a term of ten (10) years for each hotel we acquire in the future that becomes subject to such agreement, including the Crowne Plaza Jacksonville Riverfront and the Crowne Plaza Hampton Marina. During the third quarter of 2006, we sold the Holiday Inn Downtown Williamsburg and purchased the former Louisville Ramada Riverfront Inn, now the Sheraton Louisville Riverside, substituting the Louisville property for the Williamsburg property pursuant to the terms of the master management agreement. MHI Hotels Services benefits from the payment of management fees by us pursuant to our master management agreement. MHI Hotels Services receives a base management fee equal to a percentage of each hotel’s revenues (2.0% for the first year, 2.5% for the second year and 3.0% thereafter). Pursuant to the master management agreement, MHI Hotels Services receives an incentive fee equal to 10% of the amount by which gross operating profit of the hotels on an aggregate basis for a given year exceeds gross operating profits for the same hotels, on an aggregate basis, for a prior year, subject to a maximum amount of 0.25% of the aggregate gross revenue of the hotels.

In January 2008, the master management agreement was amended to revise certain provisions relating to payment by MHI Hospitality TRS, LLC to MHI Hotels Services of a project management fee equal to five percent (5%) of the total project costs associated with the management, coordination, planning and execution of a major repositioning or product improvement plan for a Company hotel, subject to certain conditions.

In January 2009, we entered into a new management agreement with MHI Hotels Services solely for the management of the Crowne Plaza Tampa Westshore. The audit committee reviewed and approved this new management agreement in January 2009. The agreement changes certain provisions from those contained in the master management agreement. Specifically, if we terminate the management agreement for convenience, we will pay MHI Hotels Services base and incentive management fees through the end of the initial year of the agreement or ninety (90) days, whichever is greater, as opposed to terms of the master management agreement which provides that MHI Hotels Services must be paid the base and incentive fees for the remainder of the initial or renewal term. The provisions of the new agreement related to base management and incentive management fees are the same as those contained in the master management agreement, except that the incentive fee is calculated on a stand-alone basis for the Crowne Plaza Tampa Westshore, and not on an aggregate basis with the eight (8) properties covered by the master management agreement. In addition, provisions relating to the submission and approval of the operating budgets were amended.

In November 2013, in connection with the acquisition of the Crowne Plaza Houston Downtown, we assumed the existing management agreement with MHI Hotels Services solely for the management of the Crowne Plaza Houston Downtown. The audit committee reviewed and approved the assumption of the existing management agreement in July 2013. Certain provisions of the agreement differ from those contained in the master management agreement. Specifically, MHI Hotels Services receives a base management fee equal to 2% of the Crowne Plaza Houston Downtown’s revenues, and there is no incentive management fee.

In March 2014, in connection with the acquisition of the Georgian Terrace Hotel, MHI Hotels Services commenced management of the operations of the Georgian Terrace Hotel. The independent directors reviewed and approved the management agreement for the Georgian Terrace Hotel in February 2014. Certain provisions of the management agreement differ from those contained in the master management agreement. Specifically, MHI Hotels Services receives a base management fee equal to 2% of the Georgian Terrace Hotel’s revenues, and we may terminate the agreement for convenience upon 30 days notice with no termination fee.

Any amendment, supplement or modification of the master management agreement, the Tampa management agreement, the Houston management agreement, and the Georgian Terrace management agreement must be in writing signed by all parties and approved by a majority of our independent directors. If the master management agreement terminates as to all of the hotels covered in connection with a default under the master management agreement, the strategic alliance agreement will also terminate. The master management agreement expires for the majority of our hotels in December 2014. The few remaining hotels will be subject to the master management agreement until no later than April 2018. The Tampa management agreement expires in March 2019. The Houston management agreement expires in April 2016. The Georgian Terrace Hotel management agreement expires in March 2024.

For the years ended December 31, 2013 and 2012, the Company paid management fees of approximately $2.7 million and $2.8 million, respectively, inclusive of incentive management fees of approximately $0.0 million and $0.2 million, respectively, to MHI Hotels Services.

Shell Island Resort

In connection with the Shell Island Resort, in 2004, we entered into sublease arrangements with MHI Hotels, L.L.C. (“MHI Hotels”) and MHI Hotels Two, Inc., affiliates of the management company, MHI Hotels Services. Under the sublease arrangements, MHI Hotels and MHI Hotels Two, Inc. paid us a fixed annual rent of $640,000. Consequent to the cancellation of the management company’s contract to manage the condominium rental program for the resort and expiration of the underlying leases in December and pursuant to the terms of the sublease, in 2012 the operating partnership received $350,000 from MHI Hotels Services and will continue to receive a reduced set of minimum payments through December 2014.

Employee Medical Benefits

We purchase employee medical benefits through Maryland Hospitality, Inc. (d/b/a MHI Health), an affiliate of MHI Hotels Services, to pay for the employer portion of the plan covering our employees and those of MHI Hotels Services that work exclusively for our properties. For the years ended December 31, 2013 and 2012, we paid $126,598 and $126,919, respectively, for the employer portion of the plan covering our employees and $1,849,562 and $1,662,936, respectively, for the employer portion of the plan covering those employees that work exclusively for our properties under our management agreements with MHI Hotels Services.

Crowne Plaza Houston Downtown Acquisition—Issuance of Units in Operating Partnership

In connection with the acquisition of the Crowne Plaza Houston Downtown Hotel in November 2013, we purchased from MHI Hotels its 1.0% limited partnership interest in Houston Hotel Associates Limited Partnership, L.L.P. (“HHA”), the entity that owned the property, in exchange for 32,929 units of limited partnership interests in the Company’s operating partnership valued at $153,636 pursuant to an exchange agreement entered into between the operating partnership and MHI Hotels. The indirect equity owners of MHI Hotels include the Company’s chief executive officer, Andrew M. Sims, and a member of the Company’s board of directors, Kim E. Sims.

The Company also purchased from Boston Resources Limited its 99% general partnership interest in HHA for a purchase price of approximately $30.65 million, plus an additional amount for HHA’s working capital as of the closing date. Boston Resources Limited is an affiliate of the Cheong Family, which owns units in the operating partnership and shares of the Company’s common stock.

Prior to the acquisition of the Crowne Plaza Houston Downtown Hotel, MHI Hotels Services managed the operations of the hotel pursuant to a management agreement with HHA, dated June 1, 1999. The term of the then-existing management agreement ran through April 2016, with a possible extension for an additional five-year period. The Company assumed the existing management agreement with MHI Hotels Services solely for the management of the Crowne Plaza Houston Downtown.

Transactions with Richmond Hill Investment Co., LP, Essex Equity Capital Management, LLC and Their Affiliates

On April 18, 2011, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Essex Illiquid, LLC and Richmond Hill (collectively, the “Investors”), under which the Company issued and sold to the Investors in a private placement 25,000 shares of the Company’s Preferred Stock and a warrant (the “Warrant”) to purchase 1,900,000 shares of the Company’s common stock, par value $0.01 per share, for a purchase price of $25.0 million. On December 21, 2011, and on July 10, 2012, the Company amended the terms of the Warrant to (i) provide certain adjustments to the price per share of common stock covered by the Warrant in the event of cash dividends upon common stock and (ii) establish a modified excepted holder limit and status for the Investors. On December 23, 2013, the Company’s board of directors terminated and extinguished the excepted holder limit and excepted holder status of the Investors in connection with the redemption of the Warrant.

Ryan P. Taylor is a director and Managing Partner of Richmond Hill and a Managing Director of Essex Equity, an affiliate of Essex Illiquid, LLC and Essex Equity High Income Joint Investment Vehicle, LLC. As set forth in the Articles Supplementary, the holder(s) of the Company’s Preferred Stock had the exclusive right, voting separately as a single class, to elect one (1) member of the Company’s board of directors. The holders of the Preferred Stock previously designated Ryan P. Taylor to serve as a director on the Company’s board of directors. Ryan P. Taylor served as a director of the Company from May 25, 2011 to December 24, 2013.

On April 18, 2011, the Company entered into the Note Agreement with an entity affiliated with the Investors (the “Note Agreement”), which provided the Company with the right to borrow up to $10.0 million on or before December 31, 2011. The principal amount borrowed under the Note Agreement bore interest at the rate of 9.25% per annum, payable quarterly in arrears. On December 21, 2011, and June 15, 2012, the Company entered into amendments to the Note Agreement to (i) extend the lender’s loan commitment by 17 months through May 31, 2013 and (ii) increase the undrawn term loan commitments under the Note Agreement to $7.0 million. All amounts due under the Note Agreement were repaid and the Note Agreement expired on May 31, 2013.

On June 18, 2012, the Company used the net proceeds of the mortgage on the Crowne Plaza Tampa Westshore to redeem approximately 11,514 shares of Preferred Stock for an aggregate redemption price of approximately $12.3 million plus the payment of related accrued and unpaid cash and stock dividends.

On March 26, 2013, the Company used the net proceeds of an expansion of the mortgage on the DoubleTree by Hilton Brownstone-University to redeem 1,902 shares of Preferred Stock for an aggregate redemption price of approximately $2.1 million plus the payment of related accrued and unpaid cash and stock dividends. The redemption resulted in a prepayment fee of approximately $0.2 million.

On August 1, 2013, the Company used the net proceeds of a new mortgage on the DoubleTree by Hilton Brownstone-University to redeem 2,460 shares of Preferred Stock for an aggregate redemption price of approximately $2.1 million plus the payment of related accrued and unpaid cash and stock dividends. The redemption resulted in a prepayment fee of approximately $0.2 million.

On September 30, 2013, the Company used a portion of the proceeds of the offering of the unsecured notes by the Company’s operating partnership to redeem the remaining outstanding shares of Preferred Stock for an aggregate redemption price of approximately $10.7 million plus the payment of related accrued and unpaid cash and stock dividends. The redemption resulted in a prepayment fee of approximately $0.7 million. Upon the redemption of all of the shares of the Preferred Stock, the Investors no longer had the right to elect one member of the Company’s board of directors.

On October 23, 2013, the Company entered into an agreement to redeem a portion of the Warrant corresponding to an aggregate of 900,000 issuable warrant shares for an aggregate cash purchase price of $3.2 million. Simultaneously with the redemption of the 900,000 issuable warrant shares, the Company amended the Warrant to (i) extend the expiration of the period during which the holders may not offer, sell, assign, hypothecate, pledge or otherwise transfer the Warrant until April 18, 2015, (ii) reflect the redemption and (iii) make certain technical amendments to the defined terms therein.

On December 23, 2013, the Company entered into an agreement to redeem the remaining portion of the Warrant corresponding to an aggregate of 1,000,000 issuable warrant shares for an aggregate cash purchase price of approximately $4.0 million. All exercise and other rights of the Investors in respect of the redeemed warrant shares under the Warrant were terminated and extinguished.

In connection with the acquisition of the Georgian Terrace Hotel, on March 26, 2014, the Company and its operating partnership and other subsidiaries entered into a Note Agreement, Guaranty, and Pledge Agreement to secure a $19 million secured loan (the “Bridge Loan”) with Richmond Hill Capital Partners, LP and Essex Equity Joint Investment Vehicle, LLC. The Bridge Loan: (i) has a maturity date of March 26, 2015; (ii) carries a fixed interest rate of 10% per annum; (iii) is subject to a prepayment penalty if the loan is prepaid in full or in part prior to March 26, 2015; (iv) requires mandatory prepayment upon certain events; (v) contains limited financial covenants; (vi) is guaranteed by the Company; and (vii) is secured by 100% of the partnership interests in our subsidiary that owns the Hilton Philadelphia Airport hotel.

Transactions with Employees

Effective as of June 24, 2013, and following the approval by a committee consisting of Sotherly’s independent directors, we hired Robert E. Kirkland IV to serve as our Compliance Officer at an annual salary of $70,000 and Ashley S. Kirkland to serve as our Legal Analyst at an annual salary of $60,000. Ashley S. Kirkland is Andrew Sims’ daughter. Robert E. Kirkland IV and Ashley S. Kirkland are married. Neither Robert E. Kirkland IV nor Ashley S. Kirkland is an executive officer of Sotherly or the operating partnership. For the year ended December 31, 2013, Robert E. Kirkland IV and Ashley S. Kirkland received $43,385 and $37,615, respectively, in compensation.

PROPOSAL II—RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

Our audit committee has approved the engagement of Grant Thornton LLP as its independent registered public accounting firm for fiscal year ending December 31, 2014, subject to ratification by our stockholders. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting to respond to stockholders’ appropriate questions and will have the opportunity to make a statement if the representative so desires. If the stockholders fail to ratify the appointment, the audit committee will reconsider its selection.

Witt Mares, PLC (“Witt Mares”) was the Company’s independent registered public accounting firm for the 2012 fiscal year. The Company was notified by Witt Mares that Witt Mares has entered into a business combination with the accounting firm of PBGH, LLP. In connection with the business combination, Witt Mares is succeeded by a newly created entity, PBMares, LLP (“PBMares”), which separately is registered with the Public Company Accounting Oversight Board. As a result of the business combination and in accordance with applicable Securities and Exchange Commission rules related to business combinations of independent registered public accounting firms, on January 21, 2013, Witt Mares resigned as the Company’s independent registered public accounting firm. Our audit committee engaged PBMares, the successor accounting firm, as its independent registered public accounting firm effective January 21, 2013. The Company’s audit engagement team did not change as a result of the business combination.

PBMares was the Company’s independent registered public accounting firm for the 2013 fiscal year. The Company was notified by PBMares, that, due to the partner rotation rules and regulations of the U.S. Securities and Exchange Commission and Sarbanes-Oxley Act of 2002 (the “Partner Rotation Rules”), the firm would resign effective upon the Company’s filing of its Form 10-K for the year ended December 31, 2013. The Partner Rotation Rules limit the lead audit partner and concurring audit partner’s audit services to a term of five years. Both PBMares’ partners on the Company’s account will be reaching the end of this five year term, and PBMares does not have the capacity to continue providing audit services to the Company. A representative of PBMares is expected to be present at the Annual Meeting to respond to stockholders’ appropriate questions and will have the opportunity to make a statement if the representative so desires.

Witt Mares and PBMares’ reports on the Company’s financial statements for the fiscal years ended December 31, 2012 and December 31, 2013 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2012 and December 31, 2013, and through the date of this Proxy Statement:

•

there were no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K promulgated by the Securities and Exchange Commission and the related instructions) between PBMares and the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of PBMares, would have caused PBMares to make reference to the subject matter of the disagreements in its reports on the Company’s financial statements for those years;

•	there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K);

•

neither the Company nor anyone on its behalf consulted Grant Thornton LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements;

•

Grant Thornton LLP provided no written report or oral advice to the Company that was an important factor the Company considered in reaching a decision as to any accounting, auditing or financial reporting issue; and

•	neither the Company nor anyone on its behalf consulted Grant Thornton LLP regarding any matter that was the subject of a “disagreement” or a “reportable event”.

Audit Fees. The aggregate fees billed by PBMares and Witt Mares for professional services rendered for the audit of the Company’s annual consolidated financial statements, for the review of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and for audits of acquisitions, consents and the review of Company filings with the Securities and Exchange Commission for the fiscal years ended December 31, 2013 and December 31, 2012 were $325,024 and $229,050, respectively.

Audit-Related Fees. The aggregate fees billed by PBMares and Witt Mares for fees associated with audit services not required by statute or regulation and services related to the audit of the annual financial statements and to the review of the quarterly financial statements for the fiscal years ended December 31, 2013 and December 31, 2012 were $0 and $4,443, respectively.

Tax Fees. The aggregate fees billed by PBMares and Witt Mares for professional services rendered for tax compliance, tax advice or tax planning for the years ended December 31, 2013 and December 31, 2012 were $89,440 and $96,004, respectively.

All Other Fees. There were no other fees billed by PBMares and Witt Mares for professional services rendered for services or products other than those listed under the captions “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” for both years ended December 31, 2013 and December 31, 2012.

It is the audit committee’s policy to pre-approve all audit and non-audit services prior to the engagement of the Company’s independent auditor to perform any service. All of the services listed above for 2013 and 2012 were approved by the audit committee prior to the service being rendered.

You may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting on this proposal.

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast by the stockholders of the Company at the Annual Meeting. For purposes of this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2014 FISCAL YEAR.

PROPOSAL III—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is presenting this proposal which gives you as a stockholder the opportunity to approve or not approve, on an advisory basis, our pay program for principal executive officers. On April 16, 2013, at the Company’s annual meeting of stockholders, in a non-binding advisory vote of the Company’s stockholders regarding the frequency of holding future advisory votes on executive compensation, the proposed frequency that received the majority of votes cast was every one year. In light of this result, the Company will hold a non-binding advisory vote on executive compensation every year until the next required vote on the frequency of stockholder votes on executive compensation.

As described in detail under the heading “Director and Executive Compensation,” our executive compensation programs are designed to attract, incentivize and retain our principal executive officers, who are critical to our success. Pursuant to these programs, the Company seeks to compensate the principal executive officers for achieving strategic business goals. Please read “Director and Executive Compensation” for additional details about our executive compensation programs including information about the fiscal year 2013 compensation of our principal executive officers.

Accordingly, we will ask our stockholders to vote on the following proposed resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the principal executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

You may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting on this proposal.

Approval of the proposal requires the affirmative vote of the holders of a majority of the votes cast by the stockholders of the Company at the Annual Meeting. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. If your shares are held by your broker and you do not give your broker voting instructions, your shares will not be voted on Proposal III. While our board of directors intends to carefully consider the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL III.

STOCKHOLDER PROPOSALS

Stockholder Proposals for the 2015 Annual Meeting. Stockholders interested in presenting a proposal for consideration at the Company’s annual meeting of stockholders in 2015 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the Company’s bylaws. To be eligible for inclusion in the proxy statement, a stockholder proposal must be received by the Company’s Corporate Secretary no later than December 8, 2014, which is 120 calendar days prior to the anniversary of the mailing of this proxy statement. Any such proposal should be mailed to the Company at 410 West Francis Street, Williamsburg, Virginia 23185.

Stockholders interested in presenting a proposal or nomination of a candidate for election as a director at the Company’s 2015 annual meeting of stockholders outside the procedures prescribed in Rule 14a-8 (e.g., a proposal to be presented at the annual meeting of stockholders in 2015 but not included in the Company’s proxy statement) must do so in accordance with the advance notice provisions of the Company’s bylaws, and the nomination or proposal must be received by the Company’s Corporate Secretary no earlier than December 8, 2014 and no later than January 7, 2015 to be considered timely, which is 120 and 90 calendar days, respectively, prior to the anniversary of the mailing of this proxy statement. Any such proposal should be mailed to the Company at 410 West Francis Street, Williamsburg, Virginia 23185.

OTHER MATTERS

The board of directors is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

MISCELLANEOUS

The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Company common stock. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without additional compensation.

The Company’s 2013 Annual Report to Stockholders accompanies this proxy statement. Such Annual Report is not to be treated as a part of the proxy solicitation material or as having been incorporated herein by reference. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 will be furnished without charge to stockholders as of the Record Date upon written request to the Corporate Secretary, Sotherly Hotels Inc., 410 West Francis Street, Williamsburg, Virginia 23185.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Anthony E. Domalski
Anthony E. Domalski
Corporate Secretary

Williamsburg, Virginia

April 7, 2014

ANNUAL MEETING OF STOCKHOLDERS OF

SOTHERLY HOTELS INC.

April 22, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 22, 2014

The proxy statement and annual report to security holders

are available on our website at www.sotherlyhotels.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

SOTHERLY HOTELS INC.

ANNUAL MEETING OF STOCKHOLDERS

This proxy is solicited by the Board of Directors.

April 22, 2014

The undersigned hereby appoints the board of directors of Sotherly Hotels Inc. (the “Company”), or its designee, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of common stock of the Company which the undersigned is entitled to vote at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at the Kimball Theatre, 424 W. Duke of Gloucester Street, Williamsburg, Virginia 23185 on Tuesday, April 22, 2014, at 9:00 a.m., local time, and at any and all adjournments thereof, in the following manner:

THIS SIGNED PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITIONS STATED, TO THE EXTENT PERMISSIBLE. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

Continued and to be signed on reverse side

SOTHERLY HOTELS INC. 410 WEST FRANCIS STREET WILLIAMSBURG, VA 23185

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL the following:
1.	Election of Directors	☐	☐	☐
Nominees

01	David J. Beatty 02 David R. Folsom 03 James P. O’Hanlon 04 Andrew M. Sims 05 Kim E. Sims
06	Edward S. Stein 07 Gen. Anthony C. Zinni

The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain

2	To ratify the appointment of Grant Thornton LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2014.						☐	☐	☐

3	An advisory vote to approve executive compensation.						☐	☐	☐

NOTE: The election of the directors of the nominees listed above is for terms to expire at the 2015 Annual Meeting of Stockholders. Should the undersigned be present and elect to vote at the Annual Meeting, or at any adjournments thereof, and after notification to the Corporate Secretary of the Company at the Annual Meeting of the Stockholder’s decision to terminate this proxy, the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke this proxy by filing a subsequently dated proxy or by written notification to the Corporate Secretary of the Company of his or her decision to terminate this proxy. The undersigned acknowledges receipt from the Company prior to the execution of this proxy of an annual report, a Notice of Annual Meeting of Stockholders and a proxy statement dated April 7, 2014.
			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date